Exhibit 4.4

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into and made effective as of August 1, 2022 (the “Effective Date” or “Contribution Date”), by and among: (1) VOCODIA HOLDINGS CORP, a Wyoming corporation (“VHC”); and (2) JAMES V. SPOSATO (“Contributor”), an individual and the sole stockholder of Click Fish Media, Inc., a Florida corporation (“CFM”). Each of the VHC and Contributor are hereinafter sometimes collectively referred to as “Parties” and individually as a “Party.”

RECITALS

WHEREAS, VHC wishes to acquire ownership of CFM, which is 100% owned by Contributor; and

WHEREAS, the Parties wish to accomplish such acquisition through a tax-free transaction pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (“Code”), with CFM becoming a wholly-owned subsidiary of VHC;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the undersigned, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE CONTRIBUTION

Section 1.01 Contribution. Effective on the Effective Date, Contributor hereby contributes, assigns, transfers and delivers to VHC, and VHC hereby accepts and receives from Contributor as a contribution to VHC’s capital, the outstanding capital stock of CFM (the “Contributed Shares”); and (B) the Company does hereby receive and accept from Contributor the Contributed Shares (the “Contribution”). As full consideration for the Contribution, on the Effective Date VHC shall pay to Contributor Ten Dollars ($10.00) in cash or by check.

Section 1.02 Closing. The closing of the Contribution (the “Closing”) will take place electronically as soon as practicable after the first date on or after the Effective Date on which both Parties shall have executed and delivered a counterpart of this Agreement.

Section 1.03 Actions at Closing. In the Closing, the following actions will take place: (a) VHC will pay to Contributor Ten Dollars ($10.00) in cash or by check; and (b) the Parties will execute and deliver such additional documents or instruments as a Party may reasonably request or as may be necessary to further evidence and/or effect the Contribution and/or other transactions contemplated by this Agreement (collectively with this Agreement, the “Transaction Documents”).

Section 1.04 Effect of Contribution. The Contribution shall have the effects under state law as set forth herein and the applicable provisions of Section 351 of the Code. Without limiting the generality of the foregoing, and subject thereto, from and after the Closing: all property, rights, privileges, immunities, powers, franchises, licenses, authority, debts, liabilities, obligations, restrictions, and duties of CFM shall remain with CFM. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that neither Party is making any representation or warranty as to the qualification of the Contribution as a tax-free transaction under Section 351 of the Code or as to the effect, if any, that any transaction(s) consummated prior to or after the Contribution Date has or may have on any such reorganization status. The Parties further acknowledge and agree that each: (i) has had the opportunity to obtain independent legal and tax advice with respect to the Contribution and other transactions contemplated by this Agreement, and (ii) is responsible for paying its own taxes, including without limitation, any adverse tax consequences that may result if the Contribution is determined not to qualify as a tax-free transaction under Section 351 of the Code.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

As an inducement to VHC to enter into this Agreement and to consummate the transactions contemplated herein, Contributor hereby represents and warrants to VHC as follows:

Section 2.01 Good Title. Contributor is the sole legal and beneficial owner of, and has good and marketable title to, the Contributed Shares, which constitute 100% of the issued and outstanding shares of capital stock of CFM. CFM is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. There are no issued and outstanding warrants, options, convertible securities or purchase rights issued or granted by Contributor or CFM to purchase or acquire the capital stock of any of CFM (other than this Agreement) nor are there any outstanding rights first refusal or preemptive rights pertaining to any capital stock of CFM.

Section 2.02 Power and Authority. All acts required to be taken by Contributor to enter into this Agreement and the other Transaction Documents executed by Contributor and to carry out the Contribution have been properly taken. This Agreement and such other Transaction Documents constitute Contributor’s legal, valid and binding obligations, enforceable against Contributor in accordance with the terms hereof and thereof.

Section 2.03 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Contributor, CFM or VHC required in connection with the consummation of the Contribution shall have been obtained prior to, and be effective as of, the Closing (“Material Governmental Consents”).

Section 2.04 No Conflicts. The execution and delivery by Contributor of this Agreement and the other Transaction Documents executed by Contributor and the performance by Contributor of his obligations hereunder and thereunder does not and will not: (i) require the consent of any governmental entity under any laws applicable to Contributor or CFM; (ii) violate any laws applicable to Contributor or CFM; or (iii) violate or breach any contractual obligation to which Contributor or CFM is a party or subject.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VHC

As an inducement to Contributor to enter into this Agreement and to consummate the transactions contemplated herein, VHC hereby represents and warrants to Contributor as follows:

Section 3.01 Organization and Good Standing. VHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wyoming. VHC has full power and authority to carry on its business(es) as now conducted and to own, lease and/or operate its properties and assets.

2

Section 3.02 Compliance with Laws and Instruments. There is no judgment, injunction, order, or decree binding upon VHC which has or would reasonably be expected to have the effect of prohibiting or materially impairing VHC’s business or its ability to consummate the Contribution.

Section 3.03 No Conflict. The execution and delivery by VHC of this Agreement and the other Transaction Documents executed by VHC and the performance by VHC of its obligations hereunder and thereunder does not and will not: (i) require the consent of any governmental entity under any laws applicable to VHC; (ii) violate any laws applicable to VHC; or (iii) violate or breach any contractual obligation to which VHC is a party or subject.

ARTICLE IV
CONDITIONS TO CLOSING

Section 4.01 Contributor’s Conditions Precedent. The obligation of Contributor to enter into and complete the Closing is subject to the fulfillment on or prior to the Contribution Date of the following conditions: (a) the representations and warranties of VHC contained in this Agreement shall be true in all material respects on and as of the Contribution Date; (b) VHC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by VHC on or prior to the Contribution Date; and (c) if requested by Contributor, VHC shall have delivered to the Contributor a certificate or certificates, dated the Contribution Date, to the foregoing effect.

Section 4.02 VHC’s Conditions Precedent. The obligations of VHC to enter into and complete the Closing are subject to the fulfillment on or prior to the Contribution Date of the following conditions: (a) the representations and warranties of Contributor contained in this Agreement shall be true in all material respects on and as of the Contribution Date; (b) Contributor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by him on or prior to the Contribution Date; and (c) if requested by VHC, Contributor shall have delivered to the VHC a certificate or certificates, dated the Contribution Date, to the foregoing effect.

ARTICLE V
COVENANTS

Section 5.01 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.

Section 5.02 Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Contribution, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct on and as of the Contribution Date, including obtaining all Material Governmental Consents.

ARTICLE VI

TERMINATION

Section 6.01 This Agreement may be terminated, and the Contribution abandoned at any time prior to the Contribution Date:

(a)       by mutual written consent of the Parties;

3

(b)        by VHC: (i) immediately if there is a material breach of any covenant or obligation of Contributor that is incapable of being cured, (ii) remains uncured, to the reasonable satisfaction of VHC, after ten (10) days of delivery of the written notice of such breach, or (iii) if VHC reasonably determines that the timely satisfaction of any condition set forth in Article IV have become impossible or impractical (other than as a result of any failure on the part of VHC to comply with or perform its covenants and obligations under this Agreement or any of the other Transaction Documents); or

(c)       by Contributor: (i) immediately if there is a material breach of any covenant or obligation of VHC that is incapable of being cured; (ii) remains uncured, to the reasonable satisfaction of Contributor, after ten (10) days of delivery of the written notice of such breach, or (iii) Contributor reasonably determines that the timely satisfaction of any condition set forth in Article IV have become impossible or impractical (other than as a result of any failure on the part of Contributor to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transaction Documents).

ARTICLE VII
INDEMNIFICATION

Section 7.01 Indemnification by Contributor. Contributor agrees to indemnify, defend, and hold VHC and its stockholders, subsidiaries, officers, directors, employees, agents, successors, and assigns (such indemnified persons are collectively hereinafter referred to as the “VHC Indemnified Parties”) harmless from and against any and all loss, liability, damage, or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and attorneys’ fees) (collectively “Losses”) that any of the VHC Indemnified Parties may suffer, sustain, incur, or become subject to arising out of or due to: (i) the non- fulfillment of any covenant, undertaking, agreement, or other obligation of Contributor under this Agreement or any of the other Transaction Documents, or (ii) any misstatement, breach of, or inaccuracy of any representation or warranty of Contributor hereunder or thereunder.

Section 7.02 Indemnification by VHC. VHC shall indemnify, defend, and hold the Contributor and his agents, successors, and assigns (such indemnified persons are collectively hereinafter referred to as the “Contributor Indemnified Parties”) harmless from and against any and all Losses that any of the Contributor Indemnified Parties may suffer, sustain, incur, or become subject to arising out of or due to: (i) the non-fulfillment of any covenant, undertaking, agreement, or other obligation of VHC under this Agreement or any of the other Transaction Documents, or (ii) any misstatement, breach of, or inaccuracy of any representation or warranty of VHC hereunder or thereunder.

Section 7.03 Indemnification Procedures. In the event that any legal proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any person in respect of which payment may be sought under this Article VII, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle, or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle, or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle, or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle, or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his, her, or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if: (i) so requested by the indemnifying party or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided further that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The Parties agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Claim.

4

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Entire Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the Parties with respect to such subject matter, written and oral. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.

Section 8.02 Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified by such Party. Such notice shall be deemed given: (i) if delivered personally, upon delivery as evidenced by delivery records; (ii) if sent by telephone facsimile, upon confirmation of receipt; (iii) if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing; (iv) if sent by nationally recognized express courier, two (2) business days after the date of placement with such courier; (v) via e-mail with delivery receipt.

Section 8.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, and heirs; provided, however, that neither Party shall directly or indirectly transfer, assign or delegate any of its rights or obligations hereunder in whole or in part without the written consent of the other Party, which may be withheld in its sole discretion, and any such transfer, assignment or delegation (as the case may be without said consent shall be void ab initio.

Section 8.04 Public Announcements. Each of the Parties will consult with each others before issuing, and provide each other the opportunity to review and comment upon, any press release, social media post or other public statements with respect to this Agreement and the transaction contemplated hereby and shall not issue any such press release, social media post or make any such public statement prior to such consultation, except as may be required by applicable law, court process, or by obligations pursuant to any listing agreement with any national securities exchange.

Section 8.05 Amendment; Waiver. This Agreement may not be amended, supplemented, or changed except by an instrument in writing signed by both Parties. Either Party may waive in writing any obligation owed to it by any other Party under this Agreement or other Transaction Document(s). No waiver of any party of any default, misrepresentation, breach of warranty, or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, breach of warranty, or covenant hereunder or thereunder, or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

5

Section 8.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

Section 8.07 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wyoming without regard to the conflicts of laws principles thereof.

Section 8.08 Severability. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way, and the Parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

[Signature page follows]

6

IN WITNESS WHEREOF, the Parties have executed this Agreement to be binding and effective as of the day and year first above written.

VHC:

VOCODIA HOLDINGS CORP
a Wyoming corporation

By:	/s/ Brian Podolak
Name:	Brian Podolak
Title:	Chief Executive Officer

Contributor:
/s/ James V. Sposato
James V. Sposato

7